CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We consent to the incorporation by reference in this Registration Statement on Form S-8 of Eagle Bancorp, Inc. of our report dated March 9, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Eagle Bancorp, Inc. for the year ended December 31, 2025. Crowe LLP Cleveland, Ohio August 7, 2026